ISSN 1718-8377	Exhibit 99.5

Volume 11, number 1	August 19, 2016

AT MAY 31, 2016

Note to the reader: Reports for 2016-2017
The first report of the 2016-2017 fiscal year presents the financial transactions for the first two months of activity, i.e. April and May 2016. Subsequent reports will be produced on a monthly basis. The next monthly report, at June 30, 2016, will be published on September 2, 2016.

Highlights for April and May 2016

—	At May 31, 2016, the budgetary balance within the meaning of the Balanced Budget Act showed a deficit of $772 million. The balance takes into account the deposit of $295 million in the Generations Fund. Compared to last year:

	—	own-source revenue increased by $138 million, standing at $8.9 billion;

	—	federal transfers showed an increase of $160 million, reaching $3.1 billion;

	—	program spending increased by $208 million, amounting to $11.7 billion;

	—	debt service showed a decrease of $20 million, reaching $1.3 billion.

—	For 2016-2017, The Québec Economic Plan – March 2016 incorporates a $400-million contingency reserve and projects a balanced budget.

Summary of consolidated budgetary transactions
(millions of dollars)				(Unaudited data)
				The Québec Economic Plan –
		April and May		March 2016
	2015-2016	2016-2017	Change (%)	2016-2017		Change (%)
GENERAL FUND
Revenue
Own-source revenue	8 737	8 875	1.6	58 338		2.5
Federal transfers	2 934	3 094	5.5	18 204		6.9
Total revenue	11 671	11 969	2.6	76 542		3.5
Expenditure
Program spending	–11 531	–11 739	1.8	–68 238		2.7
Debt service	–1 302	–1 282	–1.5	–8 318		3.7
Total expenditure	–12 833	–13 021	1.5	–76 556		2.8
NET RESULTS OF CONSOLIDATED ENTITIES(1)
Non-budget-funded bodies and special funds	676	282	—	424		—
Health and social services and education networks	–2	–2	—	–10		—
Generations Fund	239	295	—	2 028		—
Total consolidated entities	913	575	—	2 442		—
SURPLUS (DEFICIT)	–249	–477	—	2 428	(2)	—
Contingency reserve	—	—	—	–400		—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–239	–295	—	–2 028		—
BUDGETARY BALANCE(3)	–488	–772	—	—		—

Note:

The presentation of the budgetary information in this monthly report is consistent with that of the financial framework for the general fund and consolidated entities as published on page A.16 of The Québec Economic Plan – March 2016.

(1)	Details of transactions by type of entity are presented on page 5 of this report.
(2)	Surplus excluding the contingency reserve of $400 million.
(3)	Budgetary balance within the meaning of the Balanced Budget Act.

❑	Cumulative results at May 31, 2016

■	Budgetary balance

For the months of April and May 2016, the budgetary balance within the meaning of the Balanced Budget Act showed a deficit of $772 million. A deficit in the first two months of the fiscal year is consistent with the historical trend.

— During this period, expenditures usually exceed revenues, since government departments spend more heavily in respect of their activities.

The budget of March 17, 2016 projects a balanced budget for the overall 2016-2017 fiscal year.

■	General fund revenue

At May 31, 2016, revenue totalled $12.0 billion, an increase of $298 million, or 2.6%, compared to May 31, 2015.

— Own-source revenue stood at $8.9 billion, up $138 million from the same time last year.

— The observed variability of the growth rate by source of revenue is significant at the beginning of the fiscal year, when cumulative amounts are relatively small.

— Federal transfers amounted to $3.1 billion, up $160 million compared to May 31, 2015.

■	General fund expenditure

Since the beginning of the fiscal year, expenditure has totalled $13.0 billion, an increase of $188 million.

— For the period from April to May 2016, program spending rose by $208 million, or 1.8%, reaching $11.7 billion.

— This change is due mainly to the Health and Social Services mission, where spending rose by $212 million compared to May 31, 2015.

— Debt service amounted to $1.3 billion, a decrease of $20 million compared to last year.

■	Consolidated entities

At May 31, 2016, the results of consolidated entities showed a surplus of $575 million. These results include:

— a surplus of $282 million for non-budget-funded bodies and special funds;

— a $2-million deficit for the health and social services and education networks;

— dedicated revenues of $295 million for the Generations Fund.

■	Net financial surplus (requirements)

At May 31, 2016, the consolidated net financial requirements stood at $1.0 billion, an improvement of $1.5 billion over last year. Net financial requirements reflect the current budgetary balance, as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

Consolidated budgetary and financial transactions
(millions of dollars)			(Unaudited data)
		April and May
	2015-2016	2016-2017	Change
GENERAL FUND
Revenue
Own-source revenue	8 737	8 875	138
Federal transfers	2 934	3 094	160
Total revenue	11 671	11 969	298
Expenditure
Program spending	–11 531	–11 739	–208
Debt service	–1 302	–1 282	20
Total expenditure	–12 833	–13 021	–188
NET RESULTS OF CONSOLIDATED ENTITIES(1)
Non-budget-funded bodies and special funds	676	282	–394
Health and social services and education networks	–2	–2	—
Generations Fund	239	295	56
Total consolidated entities	913	575	–338
SURPLUS (DEFICIT)	–249	–477	–228
Consolidated non-budgetary surplus (requirements)	–2 161	–478	1 683
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	–2 410	–955	1 455
(1)	Details of transactions by type of entity are presented on page 5 of this report.

General fund revenue
(millions of dollars)			(Unaudited data)
		April and May
Revenue by source	2015-2016	2016-2017	Change (%)
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	2 891	2 928	1.3
Contributions to Health Services Fund	1 122	1 063	–5.3
Corporate taxes	524	700	33.6
Consumption taxes	3 262	3 212	–1.5
Other sources	317	327	3.2
Total own-source revenue excluding government enterprises	8 116	8 230	1.4
Revenue from government enterprises	621	645	3.9
Total own-source revenue	8 737	8 875	1.6
Federal transfers
Equalization	1 587	1 672	5.4
Health transfers(1)	868	934	7.6
Transfers for post-secondary education and other social programs	268	271	1.1
Other programs	211	217	2.8
Total federal transfers	2 934	3 094	5.5
TOTAL	11 671	11 969	2.6
(1)

Amounts of $378 million and $342 million in health transfers were allocated in 2015-2016 and 2016-2017, respectively, to the Fund to Finance Health and Social Services Institutions (FINESSS), a consolidated entity. These allocations were spread over the year and have already been deducted from the health transfers. Had it not been for these allocations, the change would have been 6.2% instead of 7.6%.

General fund expenditure
(millions of dollars)			(Unaudited data)
		April to May
Expenditure by mission	2015-2016	2016-2017	Change (%)
Program spending
Health and Social Services	5 665	5 877	3.7
Education and Culture	3 151	3 152	0.0
Economy and Environment	1 032	1 047	1.5
Support for individuals and families	1 080	1 062	–1.7
Administration and Justice	603	601	–0.3
Total program spending	11 531	11 739	1.8
Debt service	1 302	1 282	–1.5
TOTAL	12 833	13 021	1.5

Detailed information on the transactions of consolidated entities
(millions of dollars)								(Unaudited data)
				April and May 2016
				Transfers	Non-
			Specified	(expenditures)	budget-	Health and
	Special	Generations	accounts	related to the	funded	education		Consolidation
	funds	Fund	purpose	tax system	bodies	networks(1)	Total	adjustments(2)	Total
Revenue	2 289	295	38	1 044	3 966	—	7 632	–4 392	3 240
Expenditure
Expenditure	–1 726	—	–38	–1 044	–3 774	–2	–6 584	4 222	–2 362
Debt service	–353	—	—	—	–120	—	–473	170	–303
Subtotal	–2 079	—	–38	–1 044	–3 894	–2	–7 057	4 392	–2 665
SURPLUS (DEFICIT)	210	295	—	—	72	–2	575	—	575
(1)	The results of the networks are presented according to the modified equity accounting method.
(2)	Consolidation adjustments include the elimination of program spending from the general fund.

The next monthly report, which will present the results at June 30, 2016, will be published on September 2, 2016.

For more information, contact the Direction des Communications of the Ministère des Finances at 418 528-7382.

The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.